Exhibit 10.49
September 14, 2021

Remi,

We’re excited to formally confirm the details of your offer of employment as Progressive’s Chief Marketing Officer. You will be based in Mayfield Village, Ohio and will report directly to our Chief Executive Officer, Tricia Griffith, as a member of our Executive Team. We anticipate that your start date will be November 1, 2021.

Compensation Overview
Compensation for our Executive Team is highly dependent on company performance. Gainshare and stock price performance play a significant role. A high percentage of total compensation is in the form of long-term equity awards, reflecting our belief that these awards support strong pay-for-performance linkages and further align the interests of our executives with those of our shareholders. As a member of our Executive Team, the Compensation Committee of our Board of Directors will generally review your total compensation package annually.

Your individualized initial annual compensation package (base salary, Gainshare, and annual equity awards) is described below and is in keeping with this executive compensation philosophy. Assuming a 1.0 Gainshare Factor and the target value for the performance-based RSU award, the total targeted value of this annual compensation package is $2,000,000. Obviously, the actual value will depend on performance and market conditions.

Base Salary
Your initial base salary will be $500,000, paid in 26 bi-weekly installments.

Gainshare (Annual Cash Incentive Compensation)
You will participate in Gainshare, Progressive’s annual bonus plan for all Progressive employees, from our entry-level employees to our CEO. Your Gainshare target will be 100% of your eligible earnings. Gainshare payouts can range from zero to two times your target based on company results. Note that an annual Gainshare payout is earned only if you are employed on November 30 of the Gainshare year. More detail is available in our Gainshare plan, which may be modified from time to time and will govern actual payout in any year.

2021 Equity Awards (Long-Term Compensation)
Equity ownership is the basis for our long-term executive compensation component. Each year, senior leaders are eligible to receive restricted stock units (RSUs) through our 2015 equity incentive plan, typically in March. You’ll be eligible for equity awards, with a combination of time-based and performance-based RSUs. Of course, all awards described below are, and any future awards will be, subject to the Compensation Committee’s approval and discretion.

On or shortly after your start date, you will be awarded RSUs valued at $1,000,000, of which $500,000 will be a time-based award and $500,000 will be a performance-based award. We expect these awards will be made on or shortly after your start date. One-third of this time-based award will be scheduled to vest in January of each of 2024, 2025 and

2026. Your performance-based award will be dependent on the growth of our insurance businesses over a three-year (2021-2023) performance period, a 12-month trailing profitability goal and is subject to forfeiture if company performance goals are not met. The design for both of these awards is described more detail in our proxy statement.

All equity awards are subject to the terms and conditions of our equity compensation plan and the applicable award agreement. Generally, you must remain employed through the applicable vesting date(s) for the awards to vest. Note that the awards include confidentiality and non-competition provisions that are intended to protect against unfair competition. These provisions restrict you, during employment and for one year following termination of employment, from engaging in any competitive business activity that would risk disclosure and/or use of our confidential information.

Our Executive Team members are expected to have a meaningful interest in Progressive stock during their tenure. Accordingly, pursuant to our Corporate Governance Guidelines, within three years of becoming an Executive Team member, and at all times while serving in such a role thereafter, you will be expected to hold interests in Progressive common shares (including unvested RSUs, shares held on your behalf in the Progressive 401(k) plan and equivalent units held in our Executive Deferred Compensation Plan) in a dollar value equal to at least three times your annualized base salary. (You will meet this requirement once the awards described in this letter are granted.)

Additional Sign-on Compensation
Recognizing that you will forego potential benefits available to you in your current role, we offer the following sign-on compensation items:

•To enable you to earn equity compensation more quickly, we will make an additional equity award on your start date. You will be awarded time-based RSUs valued at $1,500,000. We expect this award will be made on or shortly after your start date and will vest as follows: $500,000 in January 2022; $500,000 in January 2023 and $500,000 in January 2024. In addition to being subject to the same general terms and conditions described above, this equity award also will be subject to a clawback. If, on or after the January 2022 vesting event and prior to the first anniversary of your start date, either (i) you resign from your employment or (ii) Progressive terminates your employment for Cause (as defined in our 2015 equity incentive plan), then you will be required to transfer to Progressive all shares of stock (or, if such stock has been sold or otherwise transferred, the dollar value equivalent as of the applicable vesting date) that vested in connection with the January 2022 vesting event and you will be entitled to no consideration in connection therewith.

•You will receive a sign-on cash bonus in the gross amount of $300,000 (subject to applicable taxes and/or withholdings) to be paid within 15 calendar days of your start date.

Additional Benefits
We offer a comprehensive package of benefits, including medical, dental, vision, life, disability and other insurance coverage, on the same terms and conditions available to other employees. Within the first 60 days of your employment, you can select benefits for yourself and eligible dependents. Your coverage will become effective on your 31st day of employment. We also offer executives the ability to defer annual Gainshare payments and annual RSU awards under our Executive Deferred Compensation Plan. (But none of the initial compensation elements contemplated by this offer letter qualify for this type of deferral.)

Progressive will provide you with reasonable relocation assistance to Ohio. Our vendor, Aires, will work with you to make your relocation as easy and smooth as possible. Note that relocation benefits are taxable.

We value work-life balance. In addition to seven paid holidays, we provide a Paid Time Off (PTO) program that combines sick, vacation and personal days. You will accrue PTO each pay period and for purposes of PTO only, Progressive will treat you as having 10 years of service, which means you will earn approximately 26 days of PTO annually. Additionally, you will receive a one-time credit of 160 hours of PTO within your first or second pay period.

We make it easy for you to invest in your future, and we do our part to help by matching your Progressive 401(k) plan contributions dollar-for-dollar, up to 6 percent. After you’ve completed 30 days of service with us, you’ll be eligible to participate in this plan on the same terms and conditions available to our other employees.

We recognize the value of income security. To that end, if you are asked to leave Progressive for qualifying reasons, our Executive Separation Allowance Plan (“ESAP”) offers a separation benefit that includes, among other things, payment of a lump sum amount of up to 156 weeks (three years) of base pay. As a special consideration, should you become entitled to benefits under the ESAP as a result of a separation occurring before you have completed two years of service with Progressive, we will make a supplemental payment to you in such amount that your lump sum ESAP payment and supplemental payment will sum to the value of 156 weeks of base pay. (For example, if you are asked to leave Progressive before the first anniversary of your start date and you become entitled to the applicable 52 weeks of base pay benefits under the ESAP associated with that tenure, we will make a supplemental payment to you equal to 104 weeks of base pay.)

Finally, while we hope this is the start of your long and successful career with Progressive, we also realize that not every workplace ends up being a perfect fit for every person. To that end, please know that your employment with Progressive is “at-will,” which means that you (or Progressive) can end your employment here at any time and for any reason, with or without advance notice. In addition, while we've tried to highlight some important details about your employment here, this letter isn't an employment contract and doesn't replace any other agreements between you and Progressive, including any compensation and benefits plans.

Other Things to Know
We are proud of our culture, our people, and our products and services. We can’t wait for you to learn more about them. To that end, you'll have a comprehensive new hire orientation and you’ll complete our required manager training. You'll learn more about our work environment, company objectives, policies and procedures, and our Code of Business Conduct and Ethics, which guides our behavior at work and secures adherence to our high ethical standards. Further details will be shared about our "Core Values" which serve as the foundation for our Code.

Under the Immigration Reform and Control Act, all new employees of Progressive are required to complete a Federal I-9 Form and provide proof of identity and eligibility to work legally in the United States. Please watch for an email from HIREtech, our I-9 form vendor, with further instructions. It’s best to use a computer running Google Chrome rather than a mobile device to complete this process.

For additional information about any of our compensation and benefit plans and programs and eligibility requirements, please feel free to speak with our Chief Human Resources Officer, Lori Niederst. You can read our most recent proxy statement, which we can provide for you. We’d also be happy to provide any compensation and benefits plan documents that you might want to review.

Of course, please know that the target annual compensation package and other benefits discussed in this letter are based on and subject to our compensation plans and policies as of today, which are summarized in a general way here. Those plans and policies, and how they affect you, may change over time as market conditions change or the Compensation Committee’s thinking about executive compensation evolves. This is consistent with our treatment of the other members of our Executive Team, none of whom has a separate employment agreement with us at this time.

We're looking forward to sharing more of what makes us proud of our company from the innovation and culture to the continuous growth. We're available to answer any questions you have.

Congratulations,

/s/ Tricia Griffith
Tricia Griffith
CEO